Exhibit 10.11

SERVICE AGREEMENT

This Service Agreement (the “Agreement”) is entered into as of 11 June, 2015 between Advanced Inhalation Therapies (AIT) Ltd., a company organized and currently existing under the laws of the State of Israel, of 2 Meir Weisgal Rd., Rehovot, 7632605 Israel, (the “Company”), and Guberman Consulting Ltd., of 12 Yad Harutzim RD., Tel-Aviv (the “Service Provider”).

WITNESSETH

WHEREAS, the Company is in desire of professional services of expertise and know-how, in its field of business; and

WHEREAS, Service Provider has the expertise and know-how to provide certain professional services as set forth in this Agreement, and Service Provider has agreed to provide the Company, through Ms. Ifat Tal- Havia, CPA, I.D. number 033570417 (“Ifat”), such services on the terms hereof; and

WHEREAS, the Company wishes to appoint Ifat as the Company’s Chief Financial Officer and an office holder (“Noseh Misrah”) of the Company.

NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1.         Provision of the Services

1.1           Commencing as of June 11, 2015 (the “Effective Date”), and subject to the terms and conditions set forth herein, the Company shall retain Service Provider to provide to the Company such professional part-time Chief Financial Officer services in accordance with Company's needs from time to time, inter alia, as described in further details in Exhibit A hereto (the “Services”), to be provided personally by Ifat, on behalf of the Service Provider, in accordance with the terms and conditions of this Agreement, and Service Provider and Ifat hereby accepts such engagement to provide to the Company the Services and assume such duties and responsibilities as customarily performed by a Chief Financial Officer of a company.

1.2           Ifat shall devote, on behalf of the Service Provider, 30% of his entire business time (approx. 13 hours per week) for the provision of the Services and his attention and abilities to the job duties during all such business hours, and undertakes to act in the best interests of the Company at all times.

1.3           Ifat may be required to travel and to stay abroad from time to time, according to the requirements of her position with the Company. To the extent that due to the foregoing travel abroad, Ifat shall, on behalf of Service Provider, provide Services in such amount exceeding 13 hours during a calendar week (“Additional Services Abroad”), Service Provider will be paid for each day of Additional Services Abroad performed by Ifat directly and solely in connection with performance of the Services, a total amount per day of NIS 2,000, plus applicable VAT, as additional Services Fee (i.e. in addition to the NIS 15,000+ VAT as specified in Section 2.1 below).

1.4           The parties hereto agree and acknowledge that the Company is entitled to engage Ifat directly for the provision of the Services and terminate this Agreement in accordance with its terms. In such event, the Company shall pay Service Provider a onetime compensation of NIS 22,500.

Service Agreement – AIT – Guberman Consulting Ltd. & Ifat Tal

2.          Consideration

2.1           In consideration for the Services, the Company shall pay to Service Provider, on a monthly basis, a monthly fee of NIS 15,000, plus applicable VAT (including travel expenses to the company's premises), for the provision of the Services (the “Services Fee”), subject to the receipt of an invoice from the Service Provider, to be paid within 5 days from the end of the applicable calendar month. It is hereby agreed and acknowledged by the parties, that an amount equal to 30% of the Services Fee payable to Service Provider hereunder shall be paid in consideration for Service Provider's undertakings set forth under Section 6 below.

2.2           In addition, the Company shall reimburse the Service Provider for out-of-pocket expenses properly incurred by the Service Provider directly and solely in connection with performance of the Services, including without limitation, traveling and lodging expenses while traveling, subject to the prior written approval of the Company, against applicable receipts. Such reimbursement of expenses, for each calendar month (or any part thereof) shall be made as part of that month's invoice received from the Service Provider.

2.3           Service Provider shall not be entitled to any further fees, reimbursement of costs and expenses or any other payment or consideration whatsoever, except as specifically set forth herein.

2.4           Any and all taxes and liabilities applicable from time to time in connection with the Services and/or the Services Fee and/or any other payment or benefit which Service Provider is entitled to under this Agreement, will be borne solely by Service Provider and the Company shall be entitled to make any mandatory deductions. In the event that pursuant to any law or regulation, tax is required to be withheld at source from any payment or any other consideration made to Service Provider, the Company shall withhold said tax at the rate set forth in the certification issued by the appropriate taxing authority or at the rate determined by said law or regulation.

2A ..    D&O insurance and Indemnification agreement

2A.1      Subject to the provisions of applicable law and the approval of applicable corporate organs of the Company, the Company shall, during the term of this Agreement provide and include Ifat in its Directors and Officer Insurance policy.

2A.2       Subject to the provisions of applicable law and the approval of applicable corporate organs of the Company, the Company will enter into an Indemnification Agreement with Ifat, in the form attached hereto as Exhibit B. Furthermore, the Company undertakes that the terms and conditions of the Indemnification Agreement of Ifat shall be similar to the terms and conditions of the indemnification agreements of other directors and officers of the Company, as may be entered by the Company from time to time.

3.         Duration and Termination

3.1           This Agreement shall become effective on the Effective Date and continue until terminated in accordance with this Section 3.

3.2           This Agreement may be terminated either party, at any time and at their sole discretion by giving the other party not less than sixty (60) days' notice in writing in respect of the Services.

3.3           The Company may terminate this this Agreement at any time, by providing the Service Provider a written notice in this respect, if Ifat shall cease to be employed or engaged by or associated with Service Provider or is otherwise unavailable to continue providing the Services on behalf of the Service Provider in accordance with the provisions hereof.

Service Agreement – AIT – Guberman Consulting Ltd. & Ifat Tal

3.4           Either party may terminate this Agreement at any time, by providing the other party a written notice in this respect, if the other party has materially violated or breached any of its undertakings hereunder.

3.5           Any termination of this Agreement shall not derogate of any of Service Provider's and Ifat's continuing obligations under this Agreement intended to survive termination hereof, and therefore, termination of the agreement shall not affect the obligations of the Service Provider and Ifat under Sections 4, 5, 6 and 7 hereunder. In addition, upon termination hereof, Service Provider and Ifat will fully cooperate with the Company to ensure an orderly transfer of responsibilities.

4.         Confidentiality

4.1           Service Provider shall not (except in the proper performance of its duties hereunder) while engaged with the Company or at any time (without limit) after the date on which Service Provider's engagement with the Company terminates:

(a)          divulge or communicate to any person, including by way of publication;

(b)          use for its own purposes or for any purposes other than those of the Company; or

(c)          through any failure to exercise due care and diligence, cause any unauthorized disclosure of;

any Confidential Information (as defined below). These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default by Service Provider.

4.2           In the event that Service Provider shall be legally required (by formal questioning or, in the written opinion of its legal counsel, by applicable law) to disclose any Confidential Information, Service Provider shall, to the extent permissible, immediately notify the Company of such request or requirement prior to disclosure so that the Company may seek an appropriate protective order with the reasonable assistance of Service Provider, and/or waive compliance with the terms of this undertaking, at the Company's absolute discretion. If such order or waiver is not timely obtained, only such portion of the Confidential Information as specifically required shall be disclosed. For the avoidance of doubt, any information disclosed pursuant to such event, shall continue to be deemed as Confidential Information.

4.3           “Confidential Information” means all information which is identified or treated by the Company as confidential or which by reason of its character or the circumstances or manner of its disclosure is evidently confidential including (without prejudice to the foregoing generality) any business plans, proposals relating to the acquisition or disposal of a company or business or proposed expansion or contraction of activities, maturing new business opportunities, research and development projects, designs, secret processes, trade secrets, source codes, mask works, product or services development and formulae, know-how, inventions, patents, patent applications, sales statistics and forecasts, marketing strategies and plans, costs, profit and loss and other financial information (save to the extent published in audited accounts), prices and discount structures, and also information regarding the compensation of any of the Company’s employees or service providers.

4.4           Service Provider represents and warrants that Service Provider has not and will not disclose to the Company any confidential information received by Service Provider from any third party, and subject to restriction on disclosure, or through breach of confidentiality obligations, including without limitations any information received by Service Provider in connection with any prior employer-employee engagement.

Service Agreement – AIT – Guberman Consulting Ltd. & Ifat Tal

4.5           Upon termination of engagement with the Company for any reason, these provisions of Section 4 shall continue to apply to Service Provider, and Service Provider shall promptly return to the Company any and all copies of Confidential Information.

4.6           In this Section 4, the obligations and undertakings of the Service Provider shall apply, mutatis mutandis, to the Service Provider's employees, consultants and/or agents, including without limitations, Ifat.

5.          Inventions and Other Works

5.1           For the purposes of this Section, “Intellectual Property Rights” means any and all intellectual or industrial property rights (whether registered or unregistered) including, without prejudice to the generality of the foregoing, all existing and future copyrights, design rights, database rights, trade marks, internet rights/domain names, know-how, patents and any and all applications for any of the foregoing and any and all rights to apply for any of the foregoing.

5.2           During the term of Service Provider’s engagement with the Company, Service Provider may either alone or in conjunction with others, generate or assist in the generation of documents, materials, designs, drawings, processes, formulae, computer coding, methodologies, techniques, developments, research data, including specifically technical aspects of the technology and devices that are not common knowledge, trade secrets, marketing plans, company financial information, business development information, strategic plans of the Company and other works deemed as Confidential Information and/or Intellectual Property Rights by the Company (“Works”), and Service Provider agrees that such Works and the related Intellectual Property Rights and Confidential Information will belong to and be the absolute property of the Company or any other person the Company may nominate.

5.3           Service Provider hereby agrees to keep and maintain adequate records of all Works developed by him during its engagement with the Company, to the extent generated in connection with this Agreement, which records shall be available to and remain the sole property of the Company.

5.4           Service Provider shall immediately on request by the Company (whether during engagement with the Company or after the termination of such engagement) and at the expense of the Company:

(a)	apply or join with the Company in applying for any Intellectual Property Rights or other protection or registration (“Protection”) for, or in relation to, any Works;

(b)	execute all instruments and do all things necessary for vesting the Works or Protection when obtained and all right, title and interest to and in the same absolutely and as sole beneficial owner in the Company or other person as the Company may nominate;

(c)	in the event that the Company is unable for any reason, after reasonable effort, to secure Service Provider's signature on any document needed in connection with the actions specified in the preceding paragraph, Service Provider hereby: (i) irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by him, and (ii) hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which it now or may hereafter have for infringement of any Works assigned hereunder to the Company.

Service Agreement – AIT – Guberman Consulting Ltd. & Ifat Tal

5.5           In this Section 5, the obligations and undertakings of the Service Provider shall apply, mutatis mutandis, to the Service Provider's employees, consultants and/or agents, including without limitations, Ifat.

6.         Restrictions after Termination

6.1           During the term of the provision of any Services hereunder and for a period of twelve (12) months thereafter (the “Restricted Period”), Service Provider and Ifat shall not, for her/its own account or as an employee, officer, director, partner, venture partner, shareholder, investor, consultant or otherwise (except as an investor in a corporation whose stock is publicly traded and in which such party holds less than 5% of the outstanding shares) be interested in or engage in any activity which directly competes with the Company's business anywhere in the world, other than for the exclusive benefit of the Company.

6.2           During the Restricted Period, neither Service Provider nor Ifat shall solicit any of the Company's or any of its affiliates' employees or consultants engaged by the Company or its affiliates (at such time or for the preceding 12 month period) to leave the Company or any of its affiliates, as the case may be, and shall not employ or offer employment or similar engagement to any such employees or consultants.

6.3           Each of Service Provider and Ifat acknowledges that the restrictions set under this Section 6 are fair and reasonable, and are essential for protection of the Company's and the Company's business, proprietary rights and other legitimate interests of the Company, in view of the nature of the business in which the Company is engaged and its innovative course. In addition, such restrictions are fully compensated for by the Services Fee and other benefits granted hereunder.

7.         Scope of Relations

7.1           The relationship between the Company and Service Provider and/or Ifat shall be that of independent contractors. During the term of this Agreement, Service Provider and/or Ifat shall not be deemed to be, nor shall be treated by the Company as, an employee of the Company. Service Provider and/or Ifat shall bear all social benefits required under any applicable law and shall not receive nor be entitled to overtime pay, insurance, paid vacation, severance payments or similar fringe or employment benefits from the Company.

7.2           Each of the Service Provider and/or Ifat affirms that this Agreement does not create any employer-employee relationship between the Service Provider and/or Ifat on the one hand and the Company on the other hand.

7.3           Without derogating from the above, the Service Provider and/or Ifat shall reimburse and compensate the Company in the event that the Company is required to pay any sum of money to the Service Provider and/or Ifat, and/or, the Service Provider’s and/or Ifat's heirs, and/or dependents and/or to the National Social Security Authority (Bituach Leumi) and/or the Tax Authorities and/or any other party that sues in the name of the Service Provider and/or Ifat or on Service Provider’s and/or Ifat's behalf, for any rights deriving from a status of an employee of the Company, excluding an action based on negligence of the Company towards the Service Provider.

Service Agreement – AIT – Guberman Consulting Ltd. & Ifat Tal

7.4           The parties acknowledge that had the Company elected to retain the services of the Service Provider and/or Ifat as an employee and had the Service Provider and/or Ifat agreed to accept such employment, the salary payable to the Service Provider and/or Ifat would be substantially lower than the Service Fee as the Service Fee takes into account all social benefits that would otherwise be payable to an employee including, severance payments, etc.

7.5           Therefore, if any labor court, or other competent authority, determines that an employer-employee relationship does in fact exist between the Company and the Service Provider and/or Ifat, the provisions of Section 7.8 shall apply, and rights that the Service Provider and/or Ifat may be entitled to according to the provisions of Section 7.8 below, shall be subject to a set-off right of the Company against any amount or other right the Company may be entitled to according to Sections 7.6 and 7.7 below. The Service Provider and/or Ifat hereby irrevocably instructs the Company to deduct and offset from any payment or other right that they may be entitled to, according to the provisions of Section 7.8 below, any amount or other right the Company may be entitled to according to Sections 7.6 and 7.7 below.

7.6           In the event that the Service Provider and/or Ifat and/or the Service Provider’s and/or Ifat's heirs and/or dependents and/or to the National Social Security Authority (Bituach Leumi) and/or the Tax Authorities and/or any other party shall file a claim in the name of the Service Provider and/or Ifat or on Service Provider’s and/or Ifat's behalf, for any rights deriving from a status of an employee of the Company, then, the Services Fee and any other consideration (if any) paid to the Service Provider according to this Service Agreement shall be considered to be an index linked loan, bearing interest at the annual rate of 7%, granted by the Company to the Service Provider and/or Ifat, which loan shall be immediately due and payable.

7.7           For the avoidance of any doubt, the Service Provider hereby undertakes to confirm, and act in order that, any and all taxes and liabilities applicable from time to time in connection with the Services Fee and/or any other payment or benefit which Service Provider is entitled to under this Agreement, will be paid by him in due time and in accordance with their terms. Upon the receipt by the Company of any demand served by any authority in this respect, the Company shall be entitled, at its sole discretion, to notify that it has determined to activate the provisions of Section 7.6 above, which will be considered to be in full force and effect as of such the notification of the Company.

7.8           Therefore, if any labor court, or other competent authority, determines that an employee relationship does in fact exist between the Company and the Service Provider and/or Ifat, the monthly salary that would have been payable to the Service Provider and/or Ifat as an employee of the Company shall be seventy percent (70%) of the Service Fee (excluding VAT) and this salary shall be the basis for calculating any statutory social benefits due to the employee.

7.9           The above obligations of the Service Provider shall survive the termination of this Agreement.

8.         No Conflict, Valid and Binding. Each of Service Provider and Ifat represents that neither the execution of this Agreement nor the performance of Services and/or Service Provider’s and Ifat's obligations under this Agreement will result in a violation or breach of any other agreement by which Service Provider and/or Ifat is bound and that he/it has full power and right to enter into this Agreement. Service Provider and/or Ifat are not authorized to obligate the Company in any way and/or create any commitments of the Company, except to the extent explicitly authorized in advance by the Company in writing.

Service Agreement – AIT – Guberman Consulting Ltd. & Ifat Tal

9.          Notices. Any notice or other communication required, permitted or contemplated by this Agreement must be in writing and delivered to the other party by registered or certified mail, return receipt requested or delivered by facsimile mail with the original counterpart thereof being sent on the same day or on the day immediately following the date of the facsimile transmission, or by electronic mail. Such notice shall be deemed received three days after a registered or certified letter containing such notice, properly addressed with the postage prepaid, if posted, or on the same day if transmitted by facsimile mail or by electronic mail.

10.         Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with the law of the state of Israel, without regard to the conflict of law rules thereof. The parties irrevocably agree that the competent courts of Tel-Aviv, Israel are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

11.         Assignment and Third Party Rights. This Agreement may not be assigned in whole or in part by any party without the written consent of the other parties hereto.

12.         Entire Agreement. This Agreement shall constitute the entire agreement and understanding between the parties with respect to all matters which are referred to and shall supersede any previous agreements between the parties in relation to the matters referred to in this Agreement.

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Service Agreement – AIT – Guberman Consulting Ltd. & Ifat Tal

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first appearing above.

/s/Advanced Inhalation Thereapies (AIT) Ltd.
Advanced Inhalation Therapies (AIT) Ltd.

By: Racheli Vizman
Title: COO

/s/ Guberman Consulting Ltd.
Guberman Consulting Ltd.

By: Tami Guberman
Title: CEO

Agreed and Acknowledged:

/s/ Ifat Tal
Ifat Tal

Service Agreement – AIT – Guberman Consulting Ltd. & Ifat Tal

Exhibit A

Services

1	Essence of the contract

1.1  AIT hereby requests and Guberman agrees to provide Chief Financial Officer services.

1.2  The services shall include inter alias:

1.3  Chief Financial Officer

The service may include:

1.3.1	Weekly/biweekly meeting with the CEO regarding financial and business issues.
1.3.2	Dealing with the annual budget.
1.3.3	Preparing forecasts, Business plans and financial data.
1.3.4	Dealing with the Chief Scientist, Investment Center or other incentive government institutes.
1.3.5	Dealing with option plans and Cap tables.
1.3.6	Help in due diligence and rising capital processes.
1.3.7	Controlling the CF and dealing with banks.
1.3.8	Reporting to the BOD.
1.3.9	Working with lawyers and auditors.
1.3.10	Helping the company prepare for IPO
1.3.11	The service will include one skilled CFO that will serve 30% position per month, 13 hours per week (one working days a week in the company's offices and the rest from his office).

Service Agreement – AIT – Guberman Consulting Ltd. & Ifat Tal

Exhibit B

INDEMNIFICATION AND RELEASE AGREEMENT

Date: ________, 2015

To: Ms. Ifat Tal

It is in the best interest of Advanced Inhalation Therapies (AIT) Ltd. (the “Company”) to retain and attract as directors and/or officers the most capable persons available, and such persons are becoming increasingly reluctant to serve in companies unless they are provided with adequate protection through insurance and indemnification in connection with such service.

You are or have been appointed to be a director and/or officer of the Company, and in order to enhance your service to the Company in an effective manner, the Company desires to provide hereunder for your indemnification to the fullest extent permitted by law.

In consideration of you continuing to serve the Company, subject to the provisions of applicable law, as amended from time to time, the Company hereby agrees as follows:

1.	The Company hereby undertakes to indemnify you, in accordance with and subject to the terms and conditions of this Indemnification and Release Agreement (the “Agreement”) to the maximum extent permitted by applicable law, subject to the limitations set forth in Sections 3 and 6 below for any liability, obligation or expense as set forth in paragraphs 1.1 through 1.5 below ("Expenses"), imposed on you or expended by you in respect of any act or omission (“action”) taken or made by you or alleged to have been taken or made by you in your capacity as a director and/or officer of the Company:

1.1.	any financial obligation imposed on you in favor of another person by a court judgment, including a settlement or an arbitrator’s award approved by court; and

1.2.	all reasonable litigation expenses, including attorneys’ fees and the fees and expenses of investigators, accountants and other experts, expended by you, in an investigation or proceeding conducted against you by an agency authorized to conduct such investigation or proceeding, and which investigation or proceeding (i) “concluded without the filing of an indictment” (as such term is defined in Section 260(a)(1a) of the Companies Law 5759-1999) against you and without there having been imposed against you a “financial obligation in lieu of a criminal proceeding” (as such term is defined in Section 260(a)(1a) of the Companies Law), or (ii) “concluded without the filing of an indictment” against you but with there having been imposed against you a “financial obligation in lieu of a criminal proceeding” for an offense that does not require proof of mens rea (criminal intent) or with respect to monetary sanction or penalty; and

Service Agreement – AIT – Guberman Consulting Ltd. & Ifat Tal

1.3.	all reasonable litigation expenses, including attorneys’ fees and the fees and expenses of investigators, accountants and other experts, expended by you or charged to you by a court, in a proceeding instituted against you by the Company or on its behalf or by another person, or in any criminal proceedings in which you are acquitted, or in any criminal proceedings of a crime which does not require proof of mens rea (criminal intent) in which you are convicted; or in preparation or defense with respect to any threatened proceedings as aforesaid.

1.4.	a financial obligation imposed upon you and reasonable litigation expenses, including attorney fees, expended by you as a result of an administrative proceeding instituted against you. Without derogating from the generality of the foregoing, such obligation or expense will include a payment which you are obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law, 1968 – 5728 (the "Securities Law") and expenses that you incurred in connection with a proceeding under Chapters H'3, H'4 or I'1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees; and

1.5.	The above indemnification will also apply to any action taken by you in your capacity as a director and/or officer of any other company controlled, directly or indirectly, by the Company (a “Subsidiary”) or in your capacity as an officer, director, or observer at board of directors’ meetings, of a company not controlled by the Company but where your appointment as an officer, director or observer is at the request of the Company (“Affiliate”).

provided however, that in respect of any specific action indemnifiable pursuant to the provisions hereof (an "Indemnifiable Event"), the Expenses for which you may be indemnified hereunder will be subject to the Global Limitation (as defined below).

2.	The Company will not indemnify you for any amount you may be obligated to pay in respect of any of the following:

2.1.	a breach of your duty of loyalty, except, to the extent permitted by law, for a breach of your duty of loyalty to the Company, a Subsidiary or an Affiliate while acting in good faith and having reasonable cause to assume that such act would not prejudice the interests of the Company;

2.2.	a willful breach of the duty of care or reckless disregard for the circumstances or to the consequences of a breach of the duty of care other than a breach arising solely out of your negligent conduct;

2.3.	an action, taken or not taken, with the intent of unlawfully realizing personal gain.

2.4.	any fine, civil fine, monetary sanction or penalty payment to propitiate an offense for which and to the extent that applicable law prohibits indemnification.

3.	The indemnification mentioned in paragraph 1 above shall apply only insofar as it results from your actions in the following matters or in connection therewith (which have been determined by the Board of Directors of the Company as foreseeable in view of the Company’s current activity):

3.1.	The offering of securities by the Company and/or by a shareholder to the public and/or to private investors or the offer by the Company to purchase securities from the public and/or from private investors or other holders pursuant to a prospectus, agreements, notices, reports, tenders and/or other proceedings;

Service Agreement – AIT – Guberman Consulting Ltd. & Ifat Tal

3.2.	Occurrences resulting from the Company’s becoming, or its status as, a public company, and/or from the fact that the Company’s securities were offered to the public and/or are traded on a stock exchange, whether in Israel or abroad;

3.3.	Occurrences in connection with investments that the Company and/or Subsidiaries and/or Affiliates make in other corporations whether before and/or after the investment is made, entering into the transaction, the execution, development and monitoring thereof, including actions taken by you in the name of the Company and/or a Subsidiary and/or an Affiliate as a director, officer, and/or board observer of the corporation the subject of the transaction and the like;

3.4.	The sale, purchase and holding of negotiable securities or other investments for or in the name of the Company, a Subsidiary and/or an Affiliate;

3.5.	Actions in connection with any sale or acquisition of assets by the Company, a Subsidiary and/or an Affiliate or the merger of the Company, a Subsidiary and/or an Affiliate with or into another entity;

3.6.	Actions in connection with the sale of the operations and/or business, or part thereof, of the Company, a Subsidiary and/or an Affiliate;

3.7.	Without derogating from the generality of the above, actions in connection with the purchase or sale of companies, legal entities or assets, and the division or consolidation thereof;

3.8.	Actions concerning the approval of transactions of the Company, its Subsidiaries and/or Affiliates with officers and/or directors and/or holders of controlling interests in the Company, its Subsidiaries and/or Affiliates;

3.9.	Actions taken in connection with the approval and execution of financial statements and business reports and the representations made in connection therewith;

3.10.	Actions taken in connection with labor relations and/or employment matters in the Company, Subsidiaries and/or Affiliates and trade relations of the Company, Subsidiaries and/or Affiliates, including with employees, independent contractors, customers, suppliers and various service providers;

3.11.	Actions in connection with the testing of products developed by the Company, Subsidiaries and/or Affiliates, and/or in connection with the distribution, sale, license and/or use of such products, and/or in connection with the procedure of obtaining regulatory approvals regarding such products, whether in Israel or abroad, and/or in connection with claims that the Company acted without such approvals.

3.12.	Actions taken in connection with the intellectual property of the Company, Subsidiaries and/or Affiliates, and its protection, including the registration or assertion of rights to intellectual property and the defense of claims related to intellectual property;

3.13.	Actions taken pursuant to or in accordance with the policies and procedures of the Company, Subsidiaries and/or Affiliates, whether such policies and procedures are published or not.

Service Agreement – AIT – Guberman Consulting Ltd. & Ifat Tal

3.14.	Any claim or demand not covered by any of the categories of events described above, which pursuant to any applicable law, a director or officer of the Company may be held liable for in connection with actions taken by such director and/or officer in such capacity.

The Company will make available to you all amounts needed in accordance with paragraph 1 above as soon as practicable but in any event no later than thirty (30) days after your written demand shall be presented to the Company (“Time of Indebtedness”), and with respect to items referred to in paragraphs 1.2 and 1.3 above, even prior to a court decision. Notwithstanding the foregoing, the obligations of the Company under Section 1 and the obligation of the Company to make an advance payment of Expenses to you (an "Expense Advance"), shall be subject to the condition that the Company shall not have determined that you are not lawfully entitled to be such indemnification in accordance with the provisions hereunder, in which event, the Company shall be entitled to be reimbursed by you (and you hereby agree to reimburse the Company) for any and all amounts theretofore paid.

Without derogating from the generality of the foregoing, Expenses Advances given to cover legal expenses in criminal proceedings or in administrative or investigative proceedings that result in criminal proceedings will be promptly repaid by you to the Company if you are found guilty of a crime which requires proof of criminal intent.

As part of the aforementioned undertaking, the Company will make available to you any security or guarantee that you may be required to post in accordance with an interim decision given by a court or an arbitrator, including for the purpose of substituting liens imposed on your assets; provided, however, that if it is determined by a court of law that you are not entitled to be indemnified by the Company, you shall promptly execute all documents required and provide all assistance necessary to substitute and replace any Company-provided security or guarantee with alternate security or guarantees.

All amounts paid as indemnification pursuant hereto will be grossed-up to cover any tax payments you may be required to make if the indemnification payments are taxable to you.

4.	The Company’s obligation to indemnify you and advance Expenses in accordance with this Agreement shall be for such period as you shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding or any inquiry or investigation, whether civil, criminal or investigative, arising out of your service/action in the position of a director and/or an officer of the Company/Subsidiary/Affiliate, even if at the relevant Time of Indebtedness you are no longer a director and/or officer of the Company or of a Subsidiary or an officer, director or board observer of an Affiliate and the indemnity will extend to your heirs, executors, administrators and legal representatives.

5.	The Company will not indemnify you for any liability with respect to which you have received payment (by virtue of an insurance policy, Articles of Association, another indemnification agreement or otherwise) of the amounts otherwise indemnifiable hereunder, except for amounts indemnifiable hereunder which are in excess of the amounts actually paid to you as provided above (including deductible amounts not covered by insurance policies).

6.	Subject to the provisions of paragraph 5 above, the total obligation of the Company to all indemnitees under this Agreement, in the aggregate, including all then pending claims for indemnification made by all directors or officers of the Company ("Indemnitees"), whether under law, agreement or the Articles of Association of the Company, will not exceed the higher of: i) US$5 Million; and ii) 25% of the paid-up share capital of the Company (including premiums paid in respect of shares) at such time according to the last approved audited consolidated annual financial statements of the Company (the "Global Limitation"); all of the foregoing in addition to any amounts received or receivable from a directors and officers insurance policy. If the total of all such claims exceed such amount (or the remaining balance of such amount at the relevant time), then the limit amount per each Indemnitee of the Company shall be pro rated among all Indemnitees proportionately to the proven amount of each respective Indemnitee out of the aggregate amount of all proven claims by all Indemnitees.

Service Agreement – AIT – Guberman Consulting Ltd. & Ifat Tal

7.	The Company will be entitled to reimbursement from you of amounts collected from a third party in connection with liabilities indemnified hereunder, such reimbursement not to exceed the amounts indemnified by the Company.

8.	In all indemnifiable circumstances:

8.1.	You shall, as a condition precedent to your right to be indemnified under this Agreement, promptly notify the Company of any legal proceedings initiated against you and of all possible or threatened legal proceedings and, to the extent permitted by law, all administrative or investigative proceedings initiated against you, in each case, for which Indemnification will or could be sought under this Agreement, without delay following your first becoming aware thereof, and you shall deliver to the Company, or to such person as it shall advise you, without delay all documents you receive in connection with these proceedings.

Similarly, you will advise the Company on an ongoing and current basis concerning all events which you suspect may give rise to the initiation of legal proceedings against you. Failure to notify the Company as aforesaid will not relieve the Company of its indemnification obligations pursuant hereto except to the extent that it has been actually prejudiced as a result of such failure.

8.2.	Other than with respect to proceedings that have been initiated against you by the Company or in its name, the Company shall be entitled to undertake the conduct of your defense in respect of such legal proceedings and/or to hand over the conduct thereof to any attorney which the Company may choose for that purpose, except to an attorney who is not, upon reasonable grounds, acceptable to you.

Notwithstanding the foregoing you will be entitled to appoint an attorney of your own that shall accompany you in such procedure, at you own expense. Your attorney shall be fully updated on the defense procedure. In the event that you retained your own attorney due to a conflict of interest between you and the Company or between you and the Company's attorney, the Company shall indemnify you for all reasonable expenses incurred by you in connection with engaging such attorney, in accordance with and subject to the provisions hereof.

The Company and/or the attorney appointed by it as aforesaid shall be entitled, within the context of the conduct as aforesaid, to conclude such proceedings, all as it shall see fit, at its sole discretion, including by way of settlement without your consent provided that the amount of such settlement does not exceed the applicable limit amount (subject to the limitations set forth below). At the request of the Company, you shall execute all documents reasonably required to enable the Company and/or its attorney as aforesaid to conduct your defense in your name, and to represent you in all matters connected therewith, in accordance with the aforesaid.

Service Agreement – AIT – Guberman Consulting Ltd. & Ifat Tal

For the avoidance of doubt, in the case of criminal proceedings the Company and/or its attorney as aforesaid will not have the right to plead guilty in your name or to agree to a plea-bargain in your name without your prior written consent. Furthermore, in a civil proceeding (whether before a court or as a part of a compromise arrangement), the Company and/or its attorney will not have the right to admit to any occurrences that are not indemnifiable pursuant to this Agreement and/or pursuant to law, or to enter into any settlement, or compromise or consent to any judgment unless such settlement, compromise or consent includes a complete release of you from all liability arising out of the proceeding, without your prior written consent, which will not be unreasonably withheld. However, the aforesaid will not prevent the Company and/or its attorney as aforesaid, with the approval of the Company, to come to, inter alia, a financial arrangement with a plaintiff in a civil proceeding without your consent so long as such arrangement will not be an admittance of an occurrence not indemnifiable pursuant to this Agreement and/or pursuant to law and so long as it includes an complete release as aforesaid.

8.3.	You will fully cooperate with the Company and/or its attorney as aforesaid in every reasonable way as may be required of you within the context of their conduct of such legal proceedings, including but not limited to the execution of power(s) of attorney and other documents, provided that the Company shall cover all costs incidental thereto such that you will not be required to pay the same or to finance the same yourself, all, in accordance with and subject to the provisions hereof,; and provided, further, that you shall not be required to take any action that would in any way prejudice your defense or waive any defense or position available to you in connection with any proceeding.

8.4.	If, in accordance to paragraph 8.2, the Company has taken upon itself the conduct of your defense, the Company will have no liability or obligation pursuant to this Agreement or the resolutions referred to below to indemnify you for any legal expenses, including any legal fees, that you may expend in connection with your defense, except in the event of a conflict of interests pursuant to the second paragraph of Section 8.2 above.

8.5.	The Company will have no liability or obligation pursuant to this Agreement or the resolutions referred to below to indemnify you for any amount expended by you pursuant to any compromise or settlement agreement reached in any suit, demand or other proceeding as aforesaid having been entered into without receiving the Company’s prior written consent to such compromise or settlement, which consent shall not be unreasonably withheld. Neither the Company nor any of its agents, employees, directors or officers shall make any statement to the public or to any other person regarding any settlement of claims against you that would in any manner cast any negative light, inference or aspersion against you, and it shall be a requirement of such settlement that the terms of such settlement shall be confidential.

9.	Subject to section 2 above, the Company hereby exempts and releases you, to the fullest extent permitted by law, from any liability for damages caused as a result of a breach of your duty of care to the Company in your capacity as a director, whether such breach occurred or occurs prior or subsequent to the resolutions referred to below, provided that no such exemption shall apply to a breach of your duty of care in connection with a Distribution (as defined in the Companies Law).

10.         If for the validation of any of the undertakings in this Agreement any act, resolution, approval or other procedure is required by any organ of the Company, the Company undertakes to initiate and make its best efforts to cause them to be done or adopted in a manner which will enable the Company to fulfill all its undertakings as aforesaid, subject to any applicable legal requirement on such organ of the Company to act with good faith and in a reasonable manner and any fiduciary duties of such organ.

Service Agreement – AIT – Guberman Consulting Ltd. & Ifat Tal

11.	For the avoidance of doubt, it is hereby clarified that nothing contained in this Agreement or in the above resolutions derogates from the Company’s right, at its sole discretion, to indemnify you post factum for any amounts which you may be obligated to pay as set forth in paragraph 1 above irrespective of the limitations set forth in paragraphs 3, 6 and 7 above.

12.	If any undertaking included in this Agreement is held invalid or unenforceable, such invalidity or unenforceability will not affect any of the other undertakings, exemptions or releases, which will remain in full force and effect. Furthermore, if such invalid or unenforceable undertaking exemption or release may be modified or amended so as to be valid and enforceable as a matter of law, such undertakings exemptions or releases will be deemed to have been modified or amended, and any competent court or arbitrator are hereby authorized to modify or amend such undertaking exemption or release, so as to be valid and enforceable to the maximum extent permitted by law.

13.	This Agreement and the agreement herein shall be governed by and construed and enforced in accordance with the laws of the State of Israel, as such laws are applied to contracts entered into and to be performed entirely within such State, without regard to its conflict of laws rules.

14.	This Agreement sets forth the entire understanding between the parties hereto relating to the subject matter hereof and cancels any preceding indemnification and release agreement or undertaking that may have been issued to you by the Company.

15.	Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement, (A) to indemnify or advance Expenses to you with respect to claims initiated or brought voluntarily by you and not by way of defense, except: (i) with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other agreement, or insurance policy or under the Company's Articles of Association now or hereafter in effect relating to claims for Indemnifiable Events, and in connection therewith, subject to all limitations set herein, the Company shall bear your reasonable costs, including legal expenses, (ii) in specific cases if the Board of Directors has approved the initiation or bringing of such suit, (iii) if the claim is initiated in order to preempt a foreseeable claim against you, covered by this Agreement or (iv) as otherwise required under the laws of the Company's (or where applicable, its Subsidiary's) jurisdiction of incorporation, regardless of whether you ultimately determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be, and (B) to indemnify you for expenses and the payment of profits arising from the purchase and sale by you of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any similar applicable law of any jurisdiction.

16.	In the event of any change after the date of this Agreement of any applicable law, statute or rule which expands the right of a corporation of the Company's jurisdiction of incorporation to indemnify a member of its board of directors or an officer, it is the intent of the parties hereto that you shall enjoy by this Agreement the greater benefits afforded by such change, subject however to the Global Limitation. In the event of any change in any applicable law, statute or rule which narrows the right of a corporation of the Company's jurisdiction of incorporation to indemnify a member of its board of directors or an officer, employee, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties' rights and obligations hereunder except as set forth in Section 2 hereof.

17.	This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

Service Agreement – AIT – Guberman Consulting Ltd. & Ifat Tal

18.	This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, and personal and legal representative. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

19.	All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given and shall in any event be deemed to be given: (a) five (5) business days after deposit with the applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with overnight courier, freight prepaid, or (d) one day after the business day of delivery by facsimile transmission or email, if delivered by facsimile transmission or email, with copy by first class mail, postage prepaid, and shall be addressed if to you, at your address as set forth beneath your signature to this Agreement and if to the Company at the address of its principal corporate offices or at such other address as such party may designate by ten (10) days' advance written notice to the other party hereto.

20.	In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of your rights of recovery, and you shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

21.	No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any of your rights under this Agreement in respect of any action taken or omitted by you prior to such amendment, alteration or repeal. In addition, no amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by both the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

22.	Nothing contained in this Agreement shall be construed as giving you any right to be retained in the employ or otherwise in the service of the Company or any of its Subsidiaries.

This Agreement is being issued to you pursuant to the resolutions adopted by the board of directors of the Company on ______________, 2015.

Kindly sign and return the enclosed copy of this Agreement to acknowledge your agreement to the contents hereof.

[SIGNATURE PAGE TO FOLLOW]

Service Agreement – AIT – Guberman Consulting Ltd. & Ifat Tal

[SIGNATURE PAGE TO INDEMNITY AGREEMENT- IFAT TAL]

Sincerely,

Advanced Inhalation Therapies (AIT) Ltd.

By:
Title:

Name: Ms. Ifat Tal
Title: CFO

Service Agreement – AIT – Guberman Consulting Ltd. & Ifat Tal